Exhibit 10.5

SMART ONLINE, INC.

Equity Award Program

(Approved, November 2007)

The Equity Award Program of Smart Online, Inc. (the “Company”) is designed to encourage the Company’s employees to focus on its long-term performance and provide an opportunity for employees to increase their stake in the Company. All employees of the Company, including named executive officers, would be eligible to receive annual equity awards.

The equity pool of shares of restricted stock available for award under the program is equal to the number of shares resulting from subtracting from 1,000,000 shares the following: (1) the number of outstanding shares of restricted stock as of December 12, 2007, and (2) the number of shares issuable upon exercise or exchange of outstanding options. The resulting pool of restricted shares is to be distributed over the next five years in equal annual amounts. The chief executive officer of the Company will provide recommendations for such restricted stock awards at the board of director’s meeting held during the fourth quarter of each fiscal year, with awards to be granted as of January 1 of the following fiscal year. The restrictions on the shares of restricted stock granted to an employee would lapse as to 50% of such shares on the second anniversary of the grant date, as to 25% of such shares on the third anniversary of the grant date, and as to 25% of such shares on the fourth anniversary of the grant date.